Exhibit 99.1

ManTech Announces CEO Transition Plan

George J. Pedersen to Continue Service as Executive Chairman

Kevin M. Phillips Appointed as President and Chief Executive Officer

HERNDON, VA, December 13, 2017 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq: MANT) today announced that George J. Pedersen, the company’s Chairman and Chief Executive Officer, will transition from his day-to-day management role as Chief Executive Officer to the role of Executive Chairman, effective January 1, 2018. In his new role as Executive Chairman, Mr. Pedersen will continue to guide the company’s overall strategy and direction, oversee the company’s M&A program, and facilitate other significant corporate activity. The company has promoted Kevin M. Phillips to serve as the company’s new Chief Executive Officer, effective January 1, 2018.

Pedersen observed, “I am extraordinarily pleased that Kevin is assuming the CEO position. He has always used his excellent leadership skills, sharp business acumen and steadfast commitment to mission to strengthen the company’s capabilities and achieve operational excellence. He brings the expertise, vision, and integrity we need for the continued growth and success of ManTech as it enters its fiftieth year.”

Pedersen added, “The success ManTech has enjoyed over this last year under Kevin’s stewardship is what I envisioned when we promoted him to the role of President in 2016. I fully expect that Kevin’s transition to his new role as Chief Executive Officer will be equally seamless and positive for the company. Please join me in welcoming him to his new role.”

Commenting on his appointment to Chief Executive Officer, Phillips said, “I welcome the opportunity, and appreciate the trust that George and the rest of the Board of Directors have shown in me, to continue to build upon the success achieved under George’s leadership. It has been my privilege over the years to learn from one of the very best executives in our industry – a leader who helped establish a government services industry – that today is capable of supporting the increasing needs of our federal government customers. George co-founded ManTech nearly 50 years ago, taking on the risks and challenges to start up what is now an industry-leading company. George has received numerous recognitions throughout his career for his accomplishments. Most importantly, George’s sincerity in caring for our customers, our employees, and our country is unsurpassed. I am excited about continuing to work with George and the rest of ManTech’s employees to help our customers meet the mission requirements and challenges ahead.”

Pedersen will continue to serve as the Chairman of the company’s Board of Directors. The Board has also elected and appointed Mr. Phillips to serve on the Board.

About ManTech International Corporation

ManTech provides innovative technologies and solutions to mission-critical programs for the Intelligence Community; the Departments of Defense, State, Homeland Security, Health and Human Services, Veterans Affairs and Justice (including the FBI) and the space community among other U.S. government customers. We serve approximately 50 federal government agencies under 1,000+ current contracts. ManTech is committed to being a technology leader in full-spectrum cyber; enterprise IT, C4ISR; software and systems development; multi-discipline intelligence; program protection and mission assurance; test and evaluation; and, training. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” or “plan,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate, include, but are not limited to, the following: failure to maintain our relationship with the U.S. government, or failure to compete effectively for new contract awards or to retain existing U.S. government contracts; issues relating to competing effectively for awards procured through the competitive bidding process, including the adverse impact of delay caused by competitors’ protests of contracts awards received by us; inability to recruit and retain sufficient number of employees with specialized skill sets who are in great demand and limited supply; adverse changes in U.S. government spending for programs we support, whether due to changing mission priorities, socio-economic policies that reduce the contracts that we may bid on, cost reduction and efficiency initiatives by our customers, or other federal budget constraints generally; failure to obtain option awards, task orders or funding under contracts; increased exposure to risks associated with conducting business internationally; failure to realize the full amount of our backlog or adverse changes in the timing of receipt of revenues under contracts included in backlog; renegotiation, modification or termination of our contracts, or failure to perform in conformity with contract terms or our expectations; disruption of our business or damage to our reputation resulting from security breaches in customer systems, internal systems or services failures (including as a result of cyber or other security threats), or employee or subcontractor misconduct; failure to successfully integrate acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; adverse changes in business conditions that may cause our investments in recorded goodwill to become impaired; non-compliance with, or adverse changes in, complex U.S. government laws, procurement regulations or processes; and adverse results of U.S. government audits or other investigations of our government contracts. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 22, 2017, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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Media Contacts:

Sue Cushing

Vice President, Corporate Marketing & Communications

(O) 703.814.8369 (M) 703.927.1482

Sue.Cushing@ManTech.com

Jim Crawford

Executive Director, External Communications

(O) 703.259.3636 (M) 571.446.7550

James.Crawford2@ManTech.com